Exhibit 10.01

Vitamin Shoppe, Inc.
Executive Severance Pay Policy

Amended and Restated As of
March 4, 2016 (the "Effective Date")
I.     POLICY
This Executive Severance Pay Policy (the "Policy") constitutes a program whereby Vitamin Shoppe, Inc. and its subsidiaries or affiliated companies (including those formed after the date hereof, collectively, the "Company") provide severance pay and other benefits described herein in Section III.B. (“Severance Benefits”) to certain of its executive employees who are involuntarily terminated other than terminated for Cause (as defined below) from employment with the Company and who otherwise meet all of the requirements for benefits hereunder. The Policy, as set forth in this document, is both a plan document and the summary plan description (as these terms are used for purposes of the Employees Retirement Income Security Act of 1974 ("ERISA")). In general, the intent of this Policy is to provide Severance Benefits for those executive employees who are terminated involuntarily by the Company other than for Cause. In no circumstances is the Policy intended to provide benefits to executive employees who resign or quit their employment with the Company voluntarily, except in certain limited circumstances and for specified reasons following a Change in Control of the Company, as set forth herein. This Policy only shall apply to U.S. based executive employees.
II.     ELIGIBILITY
The Policy provides benefits to executive employees who are designated on the Company's books and records as Vice Presidents or above, as may be selected by the Company in its discretion, and who are involuntarily separated from the Company under circumstances described herein on or after the Effective Date ("Participants"). The Policy is an amendment and restatement of any prior policy or practice governing severance pay or benefits, and, therefore, supersedes any and all such prior policies or practices. The obligations hereunder shall be joint and several among the companies comprising the Company. When used in the context of any administrative provision of this Policy, the term Company as used herein shall mean Vitamin Shoppe Industries Inc.
In the event any executive employee is eligible for benefits under this Policy and for severance or similar benefits under a separate agreement with the Company, the executive employee shall receive the greater of the amount provided under that separate agreement or under this Policy, as more specifically set forth in Section III.E herein, but shall not be eligible for both, such that the executive employee shall not be entitled to duplicate benefits under the Policy and any separate agreement.
In order to be eligible to receive Severance Benefits under the Policy, each executive employee who is otherwise eligible for such benefits must also sign, and not revoke, within sixty (60) days following termination of employment, a general release in favor of the Company in such form as may be established by the Company for this purpose from time to time, or any Severance Benefits under the Policy will be forfeited.
III.     ADMINISTRATION

A.    Exclusions
(1)        For Cause, Resignation, Retirement. Under no circumstance will Severance Benefits, as set forth in Section III.B, be granted to any executive employee of the Company (i) who is terminated by the Company for Cause (as defined in this Section III.A(1) below), or (ii) who terminates his or her employment voluntarily (such as by resignation or retirement), except in certain limited circumstances and for specified reasons following a Change in Control of the Company (as defined in this Section III.A(2) below and as provided in Section III.B(2) below).
For purposes of this Policy, “Cause” means any of the following with respect to an executive employee:
1. Theft or misappropriation of funds or other property of the Company;
2. Alcoholism or drug abuse, either of which materially impair the ability of the executive employee to perform his/her duties and responsibilities hereunder or is injurious to the business of the Company;
3. The conviction of a felony or pleading guilty or nolo contender to a felony involving moral turpitude;
4. Intentionally causing the Company to violate any local, state or federal law, rule or regulation that harms or may harm the Company in any material respect;
5. Gross negligence or willful misconduct in the conduct or management of the Company which materially affects the Company, not remedied within thirty (30) days after receipt of written notice from the Company;
6. Willful refusal to comply with any significant policy, directive or decision of the Chief Executive Officer, any other executive(s) of the Company to whom the executive employee reports, or the Board in furtherance of a lawful business purpose or willful refusal to perform the duties reasonably assigned to the executive employee by the Chief Executive Officer, any other executive(s) of the Company to whom the executive employee reports or the Board consistent with the executive employee's functions, duties and responsibilities, in each case, in any material respect, not remedied within thirty (30) days after receipt of written notice from the Company;
7. Breach (other than by reason of physical or mental illness, injury, or condition) of any other material obligation to the Company that is or could reasonably be expected to result in material harm to the Company not remedied within thirty (30) days after receipt of written notice of such breach from the Company;
8. Violation of the Company's operating and or financial/accounting procedures which results in material loss to the Company, as determined by the Company;
9. The death or disability of the executive employee (for purposes of this Policy, "disability" shall mean the executive employee's inability, with reasonable accommodation, to perform effectively the essential functions of the executive employee’s duties hereunder because of physical or mental disability for a cumulative period of 180 days in any consecutive 210-day period or other long term disability under the terms of the Company's long-term disability plan, as then in effect); or

10. Violation of the Company's confidentiality, non-compete or non-solicit requirements or Code of Business Conduct.
In addition to the foregoing, with respect to any particular executive employee, Cause also shall include the elements of a "cause" definition set forth in a separate agreement, if any, between the Company and such executive employee. If subsequent to the commencement of payment of Severance Benefits under the Policy, the Company discovers that the executive employee committed acts while employed with the Company which would have constituted Cause for termination, or the executive employee otherwise should not have been considered to be eligible for Severance Benefits under the Policy, the Company may cease further payments of benefits hereunder and may require the executive employee to reimburse the Company for all benefits paid previously.
(2)    Change in Control. Severance Benefits under this Policy for termination of an executive employee's employment upon or within two (2) years after a Change in Control either (i) by the Company other than for Cause or (ii) by the executive employee due to an Adverse Change in Status shall be governed by Section III.B(2) of this Policy.
For purposes of this Policy, "Change in Control" shall mean the first (and only the first) to occur of the following:
1. Any "person" as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act") (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of common stock of the Company), becoming the beneficial owner (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company's then outstanding securities on the date in which any "person" directly or indirectly becomes the beneficial owner; or
2. A merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person (other than those covered by the exceptions in paragraph (a) of this definition) acquires more than 50% of the combined voting power of the Company's then outstanding securities shall not constitute a Change in Control of the Company on the date in which the merger or consolidation as stated herein is finalized; or
3. The sale of all or substantially all of the Company's assets other than the sale or disposition of all or substantially all of the assets of the Company to a person or persons who beneficially own, directly or indirectly, 50% or more of the combined voting power of the outstanding voting securities of the Company at the time of the sale.
Notwithstanding the foregoing, a transaction that constitutes a Change in Control for purposes of this Policy is required to also satisfy the requirements of a change in control event for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”) in order to avoid any adverse tax under Section 409A of the Code.
For purposes of this Policy, "Adverse Change in Status" shall mean either of the following which occurs without the written consent of the executive employee and which is not remedied by the Company within thirty (30) days after the executive employee gives written notice to the Board, which written notice must be provided within ninety (90) days of being advised of such change:
1. A material adverse change in the executive employee's total compensation, function, duties, title or responsibilities from those in effect at the time of the Change in Control; or
2. If the executive employee is required to permanently commute or relocate more than a fifty (50) mile radius from the Company’s office location at the time of the Change in Control but only if such new commute increases the executive employee’s commute prior to the change.
(3)    Change in Position. Severance Benefits under the Policy will not be granted if, either prior to the occurrence of a Change in Control or more than two (2) years after a Change in Control, the Company restructures or eliminates the position in which the executive employee was employed and the executive employee rejects an offer of employment by the Company of a position with the same or better compensation and benefits, taken as a whole, as the executive employee's compensation and benefits with the Company immediately prior to such change in position, and in the same metropolitan area as the executive employee's employment with the Company, all within the sole discretion of the Company. A change in position upon or within two (2) years following a Change in Control may result in Severance Benefits if the change is an Adverse Change in Status.

B.    Severance Benefits
(1)    Non-Change in Control Severance. Executive employees who meet all of the requirements for benefits under the Policy prior to the occurrence of a Change in Control or more than two (2) years after a Change in Control will be eligible to receive Severance Benefits under this Section III.B(l) of the Policy, subject to Section III.B(3). The Severance Benefits are as follows:
(i)     if a termination of employment occurs within the first year of employment, then the severance period and the amount of severance pay will be equal to twenty-six (26) weeks of the executive employee's annual base salary; or if a termination of employment occurs after the first year of employment, then the severance period and the amount of severance pay will be equal to fifty-two (52) weeks of the executive employee's annual base salary, and subject to Section III.B(3), such severance pay shall be payable in installments over the severance period, commencing on the sixty-fifth (65th) day following the executive employee's termination of employment; provided, however, that if the required release agreement has become effective, in the sole discretion of the Company, payment could be made at any time within thirty (30) days prior to this designated commencement date, in either instance with the first installment equal to any weekly amounts that would have otherwise accrued during the period following the executive employee's termination of employment and the remaining weekly amounts paid in installments over the remainder of the severance period, all in accordance with the Company's regular payroll practices;

(ii)     if, but only if, the executive employee is terminated more than six (6) months after the start of the fiscal year, and if, but only to the extent the Company achieves its performance targets under the bonus plan in which the executive employee participated during the fiscal year in which the executive employee’s termination of employment occurred, a cash payment equal to the annual bonus the executive employee would have received based on the Company’s achievement of its performance targets for such year, multiplied by a fraction the numerator of which shall be the number of full months the executive employee was employed by the Company during such year and the denominator of which is twelve (12), such bonus to be paid at the time that such bonuses are paid by the Company to similarly situated employees, and in all events on or before two and one-half (2½) months following the end of the year to which the bonus relates;
(iii)     if the executive employee timely elects to continue health insurance (medical, dental and/or vision) coverage pursuant to COBRA, during the severance period, or such earlier date as executive employee becomes eligible for insurance coverage from a subsequent employer or becomes eligible for Medicare, the Company agrees, to the extent permitted by applicable law and plans of the Company and without imposition of a penalty or tax on the Company, to pay the same portion of the executive employee’s COBRA premiums (including that of the executive employee’s spouse and eligible dependents) that it had paid for such health insurance coverage immediately prior to the separation of service (the “Employer Portion”); provided, that, the executive employee will be responsible for paying the full cost of the COBRA premiums and the Company will reimburse the executive employee for the Employer Portion on a monthly basis within thirty (30) days following the end of the applicable month; and provided that these reimbursement payments will be treated as a bonus, subject to applicable withholding taxes;
(iv)     payment of all accrued but unused vacation as of the date of termination, to be paid with the first payment of severance; and
All payments of Severance Benefits shall be subject to all applicable federal, state and local tax withholding, and any other withholding requirements applicable to such payments.
(2)    Change in Control Severance. Executive employees whose employment is terminated upon or within two (2) years after a Change in Control either by the Company other than for Cause or by the executive employee due to an Adverse Change in Status, and who in either case meet all the requirements for benefits under the Policy, will be eligible to receive Severance Benefits under this Section III.B(2) of this Policy, under either subsection (a) or (b), as described therein, and subject to Section III.B(3).
(a)     For Named Executive Officers, Section 16 Officers and Senior Vice Presidents. At the time the Change in Control occurs, if the executive employee was a named executive officer, a Section 16 officer or held the title of Senior Vice President (“Executive Officer”), the severance period for such Executive Officers shall be two (2) years and the Severance Benefits are as follows:
(i)     a lump sum cash payment equal to the result of multiplying (A) the sum of (x) the executive employee's base salary, plus (y) the executive employee's target annual bonus by (B) 2.00;
(ii)     if the Company's performance equals or exceeds the performance targets in the Company’s bonus plan for the year in which the Change in Control occurs, a cash payment equal to the greater of the executive employee's target (100%) annual bonus for the fiscal year in which the executive employee's date of termination occurs and the annual bonus the executive employee would have received based on the Company’s achievement of its performance targets for the year in which the termination occurs, multiplied by a fraction the numerator of which shall be the number of full calendar months the executive employee was employed by the Company during the fiscal year in which the date of termination occurred and the denominator of which is 12;
(iii)     if the executive employee timely elects to continue health insurance (medical, dental and/or vision) coverage pursuant to COBRA, for a period of eighteen (18) months following the executive employee’s separation from service, or such earlier date as executive employee becomes eligible for insurance coverage from a subsequent employer or becomes eligible for Medicare, the Company agrees, to the extent permitted by applicable law and plans of the Company and without imposition of a penalty or tax on the Company, to pay the Employer Portion of the executive employee’s COBRA premiums (including that of the executive employee’s spouse and eligible dependents), provided that the executive employee will be responsible for paying the full cost of the COBRA premiums and the Company will reimburse the executive employee for the Employer Portion on a monthly basis within thirty (30) days following the end of the applicable month, and provided that, these reimbursement payments will be treated as a bonus, subject to applicable withholding taxes;
(iv)     for a period of one (1) year following the executive employee's date of termination, the Company shall make certain reasonable executive-level outplacement services available to the executive employee, as provided by the outplacement providers with whom the Company has a relationship at the time of the executive employee's date of termination;
(v)     payment of all accrued but unused vacation as of the date of termination; and
Subject to Section III.B(3), the cash payments specified in paragraphs (i) and (v) of this Section III.B(2)(a) shall be paid on the sixty-fifth (65th) day (or the next following business day if the sixty-fifth (65th) day is not a business day) following the date of termination. All payments of Severance Benefits shall be subject to all applicable federal, state and local tax withholding, and any other withholding requirements applicable to such payments.
(b)     Other Officers. The severance period for those executive employees who are not Executive Officers, as defined under Section III.B(2)(a) above, shall be the sum of twelve (12) months plus one (1) month for each completed year of service with the Company, measured as the date of the executive employee's termination of employment, with the sum not to exceed twenty-four (24) months total, and the Severance Benefits, subject to Section III.B(3), are as follows:
(i)     lump sum cash payment equal to the result of multiplying (A) the sum of (x) the executive employee's base salary, plus (y) the executive employee's target annual bonus by (B) the sum of (x) 1.00 plus (y) one twelfth (1/12) for each completed year of service by the executive employee with the Company, measured as of the date of the executive employee's termination of employment, with the sum not to exceed a total of 2.00; and
(ii)     if the Company's performance equals or exceeds the performance targets in the Company’s bonus plan for the year in which the Change in Control occurs, a cash payment equal to the greater of the executive employee's target (100%) annual bonus for the fiscal year in which the executive employee's date of termination occurs and the annual bonus the executive employee would have received based on the Company’s achievement of its performance targets for the year in which the termination occurs, multiplied by a fraction the numerator of which shall be the number of full calendar months the executive employee was employed by the Company during the fiscal year in which the date of termination occurred and the denominator of which is 12;
(iii)     If the executive employee timely elects to continue health insurance (medical, dental and/or vision) coverage pursuant to COBRA, for the severance period but in no event longer than eighteen (18) months following the executive employee’s separation from service, or such earlier date as executive employee becomes eligible for insurance coverage from a subsequent employer, the Company agrees, to the extent permitted by applicable law and plans of the Company and without imposition of a penalty or tax on the Company, to pay the Employer Portion of the executive employee’s COBRA premiums (including that of the executive employee’s spouse and eligible dependents); provided, that the executive employee will be responsible for paying the full cost of the COBRA premiums and the Company will reimburse the executive employee for the Employer Portion on a monthly basis within thirty (30) days following the end of the applicable month; and provided that these reimbursement payments will be treated as a bonus, subject to applicable withholding taxes;
(iv)     for a period of one (1) year following the executive employee's date of termination, the Company shall make certain reasonable executive-level outplacement services available to the executive employee, as provided by the outplacement providers with whom the Company has a relationship at the time of the executive employee's date of termination;
(v)     payment of all accrued but unused vacation as of the date of termination; and
Subject to Section III.B(3), the cash payments specified in paragraphs (i) and (v) of this Section III.B(2)(b) shall be paid on the sixty-fifth (65th) day (or the next following business day if the sixty-fifth (65th) day is not a business day) following the date of termination. All payments of Severance Benefits shall be subject to all applicable federal, state and local tax withholding, and any other withholding requirements applicable to such payments.

(3)    General Provisions.
(a)     Golden Parachute Cutback. Notwithstanding anything in this Policy to the contrary, in the event it shall be determined that (i) any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company (or any of its affiliated entities) or any entity which effectuates a change in control (or any of its affiliated entities) under Section 2800 of the Code to or for the benefit of an executive employee (whether pursuant to the terms of this Policy or otherwise) would be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), and (ii) the reduction of the amounts payable to an executive employee under this Policy to the maximum amount that could be paid to the executive employee without giving rise to the Excise Tax (the "Safe Harbor Cap") would provide the executive employee with a greater after tax amount than if such amounts were reduced, then the amounts payable to the executive employee under this Policy shall be reduced (but not below zero) to the Safe Harbor Cap. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing first the severance pay (under Section III.B(2)(a)(i) or Section III.B(2)(b)(i) above) and then bonus (under Section III.B(2)(a)(ii) or Section III.B(2)(b)(ii) above), as applicable.

(b)     Special Provisions Regarding Code Section 409A. If any portion of the Severance Benefits payable under the Policy is determined not to be exempt from Code Section 409A under the separation pay and/or short-term deferral exceptions as set out in applicable Treasury Regulations promulgated pursuant to Code Section 409A, then payments hereunder shall be deferred to the extent necessary to avoid violation of the prohibition under Code Section 409A(a)(2)(B)(i) (regarding payments made to certain "specified employees" within six (6) months after the date of such employee's separation from service) and will be paid or provided (or will commence being paid or provided, as applicable) to the executive employee on the earlier of the six (6) month anniversary of the executive employee's date of termination or the executive employee's death. In addition, any payment or benefit that represents a "deferral of compensation" within the meaning of Section 409A due upon a termination of the executive employee's employment shall be paid or provided to the executive employee only upon a "separation of service" as defined in Treasury Regulation Section 1.409A-l(h). To the extent that this Policy requires that a payment of "deferred compensation" within the meaning of Section 409A shall be made following the execution of a release agreement (which shall include customary provisions, including an agreement not to disparage the Company and other released parties) such payment or payments will only be made if the release agreement is executed prior to the 60th day following the termination of employment; provided, that if this 60 day period commences in one tax year and ends in the next tax year, no payment of deferred compensation which is the subject of such release agreement may be made or commence (in the case of a series of payments), until the second of the tax years. The executive employee may not designate the year of such payment. Payments in respect of an executive employee's termination of employment under this Policy are designated as separate payments for all purposes under Section 409A. Notwithstanding anything in this Policy to the contrary, the Company does not guarantee the tax treatment of any severance payments or benefits under this Policy, including without limitation pursuant to the Code, federal, state or local tax laws or regulations. Neither the Company nor any of its directors, officers employees or advisors (other than the executive employee) shall be held liable for taxes, penalties, interest or other monetary amounts owed by executive employee as a result of the application of Code Section 409A with respect to any payments made under this Policy.
(c)     Forfeiture and Repayment. Amounts payable under this Policy are subject to forfeiture and recoupment and may be cancelled without payment and/or a demand for repayment of any previously paid amounts may be made upon the executive employee on the basis of any provision of the Company's forfeiture and recoupment policies or on the basis of any of the following circumstances: (i) if during the course of employment the executive employee engages in conduct, or it is discovered that the executive employee has engaged in conduct, that is (x) materially adverse to the interest of the Company, which include failures to comply with the Company's written rules or regulations and material violations of any agreement with the Company, (y) fraud, or (z) conduct contributing to any financial restatements or irregularities occurring during or after employment; (ii) if during the course of employment, the executive employee competes with, or engages in the solicitation and/or diversion of customers, vendors or employees of, the Company or it is discovered that the executive employee has engaged in such conduct; (iii) if following termination of employment, the executive employee violates any post-termination obligations or duties owed to, or any agreement with, the Company, which includes this Policy, any employment agreement and other agreements restricting post-employment conduct; (iv) if following termination of employment, the Company discovers facts that would have supported a termination for Cause had such facts been known to the Company before the termination of employment; and (v) if compensation that is promised or paid to the executive employee is required to be forfeited and/or repaid to the Company pursuant to applicable regulatory requirements as in effect from time to time and/or such forfeiture or repayment affects amounts or benefits payable under the Policy.
(d)     Cooperation. During and after the executive employee's employment with the Company, the executive employee is required to cooperate with any reasonable request of the Company: (i) in the defense or prosecution of any claims or actions that relate to events or occurrences that transpired while the executive employee was employed by the Company, or (ii) in connection with any investigation or review of any federal, state or local regulatory, quasi-regulatory or self-governing authority (including, without limitation, the Securities and Exchange Commission) as any such investigation or review relates to events or occurrences that transpired while the executive employee was employed by the Company. The executive employee's cooperation in connection with the foregoing shall include, but not be limited to, being available, upon reasonable notice, to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. The Company will reimburse the executive employee for any reasonable out-of-pocket expenses incurred in connection with the performance of these obligations. Any such reimbursements are subject to generally applicable Company policies, and shall be paid not later than the end of the calendar year following the calendar year in which such expenses were incurred. Failure to satisfy these cooperation obligations may result in forfeiture of payments yet to be paid under this Policy, and recoupment of payments already paid under this Policy.
(e)     Special Provision. Notwithstanding the foregoing, the Company may, with approval by the Compensation Committee, provide an executive employee with all or some portion of his or her Severance Benefits even though the Company is not otherwise obligated to provide such benefits under applicable provisions of the Policy.
C.    Non-Compete, Non-Solicitation and Confidentiality
(1)    Non-Compete. The non-compete and non-solicitation provision of any agreement signed by the executive employee shall remain in effect for the time period defined in said agreement; provided however, that if no signed agreement exists, then during the severance period the executive employee shall not, without the Company's prior written consent, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be connected as a director, officer, employee, partner, consultant or otherwise with, any profit or non-profit business or organization in the United States that, directly or indirectly, manufactures, markets, distributes or sells (through wholesale, retail or direct marketing channels including, but not limited to, mail order and internet distribution) vitamins, minerals, nutritional supplements, herbal products, sports nutrition products, bodybuilding formulas or homeopathic remedies (the "Competitive Products") if, except with respect to the companies listed below, the sale/distribution of the Competitive Products represent one third (1/3) or more of such business or organization’s gross sales in the proceeding twelve (12) months from the executive employee's termination of the employment date (the "Competitive Business"); provided, however, that an executive employee can work for a business or organization (other than the companies listed below) that sells Competitive Products that is less than one third (1/3) of such gross sales only if the executive employee is not directly or indirectly involved in that part of the business or organization that deals with, or has knowledge of, the Competitive Products. Notwithstanding, and without limiting, the foregoing, the following companies constitute a Competitive Business: GNC, Rite Aid, Whole Foods, Vitacost, Walgreens, CVS, Nature's Bounty, Bodybuilding.com, Swanson, Sprout's Sunflower Markets and Vitamin Cottage. Notwithstanding the foregoing, the executive employee may be a passive owner (which shall not prohibit the exercise of any rights as a shareholder) of not more than 5% of the outstanding stock of any class of any public corporation that engages in a Competitive Business.
(2)    Non-Solicitation. For the longer of the severance period and the twelve (12) month period following the termination date of the executive employee's employment, the executive employee shall not directly or indirectly (i) cause any person or entity to, either for the executive employee or for any other person, business, partnership, association, firm, company or corporation, hire from the Company or attempt to hire, divert or take away from the Company, any of the officers or employees of the Company who were employed by the Company during the twelve (12) months prior to the termination date of the executive employee’s employment; or (ii) cause any other person or entity to, either for the executive employee or for any other person, business, partnership, association, firm, company or corporation, attempt to divert or take away from the Company or its subsidiaries any of the business or vendors of the Company.
(3)    Confidentiality. The obligation of confidentiality by the executive employee set forth in the Company's agreements(s) with the executive employee or policies of the Company binding on or covering the executive employee shall remain in effect for perpetuity regardless of any cessation of payment pursuant to this Policy, such that the executive employee shall not disclose confidential information of or pertaining to the Company at any time.
(4)    Remedies. The executive employees and the Company acknowledge that the restrictions imposed by this Section III.C are reasonably necessary to protect the legitimate business interests of the Company, and that the Company would not be willing to offer the Severance Benefits pursuant to this Policy in the absence of such agreement. The executive employee agrees that any breach of this Section III.C by the executive employee would cause irreparable damage to the Company and that in the event of such breach the Company shall have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent the violation of any obligations hereunder, without the necessity of posting a bond, plus if the Company prevails with respect to any dispute between the Company and the executive employee as to the interpretation, terms, validity or enforceability of this Section III.C, the recovery of any and all costs and expenses incurred by the Company, including reasonable attorneys’ fees in connection with the enforcement of this Section III.C. The executive employee further acknowledges and agrees that any period of time during which he or she is in violation of the covenants set forth in this Section III.C shall be added to the applicable restricted period. Resort to such equitable relief shall not be construed to be a waiver of any other rights or remedies that the Company may have for damages or otherwise.
D.    Continuing Benefits and Reimbursement of Expenses
An executive employee who is eligible for benefits under this Policy shall retain any of his or her vested right to benefits payable under any retirement or pension plan or under any other employee benefit plan of the Company, and all such benefits shall continue, in accordance with, and subject to, the terms and conditions of such plans, to be payable in full to or on account of the executive employee after such termination. Such executive employee shall also be reimbursed for any and all out-of-pocket expenses reasonably incurred by the executive employee consistent with Company policy prior to the date of such termination. To the extent that any expense reimbursement is determined to be subject to Section 409A of the Code, the amount of any such expenses eligible for reimbursement in one (1) calendar year shall not affect the expenses eligible for reimbursement in any other taxable year, in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which the executive employee incurred such expenses, and in no event shall any right to reimbursement be subject to liquidation or exchange for another benefit.
E.    Employment Contracts or Other Written Agreements In Effect
If on the date of termination, an employment contract or other written agreement between an executive employee and the Company is in effect, then the executive employee shall receive the amount provided by the terms of such employment contract or agreement under and pursuant to, and in accordance with the form and time specified in, such contract or agreement. To the extent the Severance Benefits payable in accordance with this Policy exceed the pay and benefits provided in such individual agreement, the executive employee shall receive only such excess amount under this Policy, and in accordance with the payment schedules set forth herein. In no event shall the executive employee be entitled to duplicate benefits under the Policy and any separate agreement.
F.    Non-Uniform Determinations
The Company's determinations under this Policy need not be uniform and may be made by it selectively, for any nondiscriminatory reason and for no reason, among the persons who receive, or are eligible to receive, awards hereunder (whether or not such persons are similarly situated).
G.    Policy Construction and Administration
The Company is the Plan Administrator for the Policy, and in this capacity, the Company and/or its duly authorized designee(s) have the exclusive right, power and authority, in its sole and absolute discretion, to administer, apply, construe and interpret the terms of this Policy, including any related plan documents, and to decide all matters (including factual matters) arising in connection with the operation or administration of the Policy. The Plan Administrator is the sole judge of the application and interpretation of the Policy and has the discretionary authority to construe the provisions of the Policy, to resolve disputed issues of fact, and to make determinations regarding eligibility. The Plan Administrator has the authority, in the Plan Administrator's sole discretion, to interpret the Policy and resolve ambiguities therein, to develop rules and regulations to carry out the provisions of the Policy, and to make factual determinations. However, the Plan Administrator has the authority to delegate certain of its powers and duties to a third party. All determinations and interpretations (including factual determinations) made by the Company and/or its duly authorized designee(s) shall be final and binding upon all participants, beneficiaries and any other individuals claiming benefits or an interest under the Policy. Employees who have questions with respect to the Policy may contact the Vice President of Human Resources.
Except to the extent this Policy is subject to ERISA, the interpretation, construction and performance of this Policy shall be governed by and construed and enforced in accordance with the internal laws of the State of New Jersey, without regard to the principle of conflicts of laws, and applicable federal laws. The invalidity or unenforceability of any provision of this Policy shall not affect the validity or enforceability of any other provision of this Policy, which other provisions shall remain in full force and effect.

IV.     AMENDMENT OR TERMINATION OF POLICY
The Company reserves the right to amend, modify or terminate this Policy or any portion of it at any time prior to a Change in Control or following the second anniversary of a Change in Control, and for any reason. Any such action shall be authorized in writing. Notwithstanding the foregoing, during the period commencing on a Change in Control and ending on the second anniversary of the Change in Control, the Policy may not be amended (except as may be required to comply with applicable law) or terminated by the Company (or any successor thereto), and any employee's participation hereunder may not be terminated, in each case, in any manner which is materially adverse to the interests of any employee-participant without the prior written consent of such employee.
V.    CLAIMS
Executive employees who are eligible for Severance Benefits under this Policy will be notified by the Company. If you believe that you did not receive the Severance Benefits to which you were entitled, you need to make a claim with the Chief Compliance Officer. The Chief Compliance Officer will review and make a decision with respect to your claim within ninety (90) days of receipt of your claim, unless the Chief Compliance Officer determines that special circumstances require an extension of time for processing the claim, in which case you will receive a written notice of the extension before termination of the initial ninety (90) day period. The extension notice will indicate the special circumstances requiring the extension and the date by which the Chief Compliance Officer expects to render the benefit determination.
If any claim is denied in whole or in part, you or your beneficiary will receive written notification within ninety (90) days, including the reasons for the denial; reference to the specific Policy provisions on which the denial was based; information about additional material needed to pursue the claim, if any, and why such material is needed; and an explanation of the claim appeal procedure including a statement of your right to bring a civil action under § 502(a) of ERISA following an adverse benefit determination on appeal. Within sixty (60) days of the date of the notice of denial, you or your beneficiary may submit a written request for reconsideration of the claim to Chief Compliance Officer.
You or your representative may submit written comments, documents, records, and other information relating to the claim for Severance Benefits. Upon request and free of charge, you or your representative may have reasonable access to, and copies of, all documents, records, and other information relevant to your claim for Severance Benefits.
The review by the Chief Compliance Officer will take into account all comments, documents, records, and other information you submit relating to the claim, without regard to whether such information was submitted or considered in the initial Severance Benefits determination.
The Chief Compliance Officer will make a decision on your appeal within sixty (60) days after the receipt of the appeal. If the Chief Compliance Officer determines that special circumstances require an extension of time for processing the appeal, you will receive a written notice of the extension before the end of the initial sixty (60) day period. The extension notice shall indicate the special circumstances requiring the extension and the date by which the Policy expects to render the determination on appeal.

If your appeal is denied in whole or in part, you will receive a written notification including the reasons for the denial; reference to the specific Policy provisions on which the denial was based; a statement that you are entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to your claim for Severance Benefits; and a statement describing any voluntary appeal procedures offered by the Plan and your right to obtain information about such procedures, as well as a statement of your right to bring a civil action under§ 502(a) of ERISA.
A document, record, or other information is relevant to a claim for Severance Benefits if it:

•	was relied upon in making the Severance Benefits determination;

•
was submitted, considered, or generated in the course of making the Severance Benefits determination, without regard to whether such document, record, or other information was relied upon in making the Severance Benefits determination; or

•	demonstrates compliance with the administrative processes and safeguards in making Severance Benefit determinations.
The Compliance Officer will decide whether a hearing will be held on the claim and will notify you at least fourteen (14) days before the hearing, if one is to be held.
To the extent permitted by law, decisions reached under the claims procedures set forth in this Section V shall be final and binding on all parties. No action (whether at law, in equity or otherwise) shall be brought by or on behalf of any executive employee or beneficiary of an executive employee for or with respect to benefits due under this Policy unless the person bringing such action has timely exhausted the Policy's claim review procedure. In any such legal action, the claimant may only present evidence and theories which the claimant presented during the claims procedure. Any claims which the claimant does not in good faith pursue through the review stage of the claims procedure shall be treated as having been irrevocably waived. Judicial review of a claimant's denied claim shall be limited to a determination of whether the denial was an abuse of discretion based on the evidence and theories the claimant presented during the claims procedure.
Any action (whether at law, in equity or otherwise) must be commenced within one (1) year and must be brought in a court of competent jurisdiction sitting in Hudson County, New Jersey. This one (1) year period shall be computed from the earlier of: (a) the date a final determination denying such benefit, in whole or in part, is issued under the Plan's claim review procedure; and (b) the date such individual's cause of action first accrued (as determined under the laws of the State of New Jersey without regard to principles of choice of laws).
VI.     BASIC PLAN INFORMATION
Name of the Plan:
The name of the plan is the Vitamin Shoppe Executive Severance Pay Policy.
Plan Sponsor:
The Plan Sponsor's name and address are as follows:
Vitamin Shoppe Industries Inc.
300 Harmon Meadow Blvd.
Secaucus, NJ 07094

Type of Plan:
The plan is intended to be an employee welfare benefit plan, as defined in Section 3(1) of ERISA, as a top-hat plan under Section 2520.104-24 of the Department of Labor Regulations, maintained primarily for the purpose of providing employee welfare benefits to the extent that it provides welfare benefits; and an employee pension plan as defined in Section 3(2) of ERISA, as a top-hat plan under Section 2520.104-23 of the Department of Labor Regulations exempt from Sections 201, 301 and 401 of ERISA, as a plan that is unfunded and maintained primarily for the purpose of providing deferred compensation, to the extent that it provides such compensation, in each case for a select group of management or highly compensated employees (i.e., a "top hat" plan).
Plan Administrator:
The Plan Administrator is the Company. The Plan Administrator's name, address and telephone number are as follows:
Vitamin Shoppe Industries Inc.
300 Harmon Meadow Blvd.
Secaucus, NJ 07094
Tel.: 201-868-5959
Fax: 201-624-3804
All correspondence or inquires to the Plan Administrator should be directed to the attention of Vice President, Human Resources.
Employer and Plan Identification Numbers:
The employer identification number for the Sponsor is 13-2993785.
The Executive Severance Pay Policy's identification number is 505.
Agent for Service of Legal Process:
The agent for service of legal process is:
Vitamin Shoppe Industries Inc.
300 Harmon Meadow Blvd.
Secaucus, NJ 07094
Attention: General Counsel
Plan Year:
The Policy is administered on a calendar year basis, so that the Plan Year ends on December 31.
Source of Severance Benefits:
The Policy is an unfunded plan maintained primarily for the purpose of providing severance pay for eligible employees. All payments under the Policy are made from the Company's general assets. Benefits under this Policy are not insured under Title IV of ERISA.
Statement of ERISA Rights:
As a participant in the Policy, you are entitled to certain rights and protections under ERISA. ERISA provides that all plan participants shall be entitled to:

Receive Information About Your Plan and Benefits
Examine, without charge, at the Plan Administrator's office and at other specified locations, all documents governing the Policy, and a copy of the latest annual report (Form 5500 Series), if any, filed by the plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.
Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Policy, and copies of the latest annual report (Form 5500 Series), if any, and updated summary plan description, if any. The Plan Administrator may make a reasonable charge for the copies.
Receive a summary of the Policy’s annual financial report, if any. The plan administrator may be required by law to furnish each participant with a copy of this summary annual report.
Prudent Actions by Plan Fiduciaries
In addition to creating rights for plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate this Policy, called "fiduciaries" of the Policy, may have a duty to do so prudently and in the interest of you and other plan participants and beneficiaries. No one, including your employer, your union, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a (pension or welfare) benefit or exercising your rights under ERISA.
Enforce Your Rights
If your claim for a benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.
Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of plan documents or the latest annual report, if any, from the plan administrator and do not receive them within thirty (30) days, you may file suit in a Federal court. In such a case, the court may require the plan administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the plan administrator or were not required to be generated. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court. If it should happen that plan fiduciaries misuse the plan's money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.
Assistance with Your Questions
If you have any questions about this Policy, you should contact the plan administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the plan administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C.

20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.